Tidal Trust I 485BPOS

Exhibit 99.(p)(v)

Leatherback Asset Management, LLC

Code of Ethics and Personal Trading Policy

June 2026

1. Introduction

This Code of Ethics (“Code”) has been adopted by Leatherback Asset Management, LLC (“Leatherback” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because Leatherback serves as the investment manager to The Leatherback Long/Short Absolute Return ETF and The Leatherback Long/Short Alternative Yield ETF, together (“Funds”) as part of a series of the Tidal ETF Trust (“Trust”).

This Code establishes rules of conduct for all employees of Leatherback and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Leatherback and its employees owe a fiduciary duty to Leatherback’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

With regard to Leatherback’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethics must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of Leatherback, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

●	To employ any device, scheme or artifice to defraud the Fund;
●	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
●	To engage in any manipulative practice with respect to the Fund.

Under Rule 17j-1, a security held or to be acquired by the Fund means any Covered Security (defined below) which, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund for purchase by the Fund and any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

Pursuant to Section 206 of the Advisers Act, both Leatherback and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Leatherback has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

This Code consists of an outline of policies regarding several key areas: standards of conduct and compliance with laws, rules and regulation, protection of material non-public information, potential conflicts of interest and personal securities trading. It also consists of specific information and guidance that is provided in company-wide policies and procedures, including the Compliance Manual and the Compliance Program.

2. Standards of Conduct

In general, those subject to this Code owe a fiduciary duty to advisory clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of advisory clients, (ii) taking inappropriate advantage of one’s position with Leatherback; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

3. The Code Covers These Employees

The Code covers all “supervised persons.” In addition, a subset of these supervised persons, known as “Access Persons” must comply with specific reporting requirements.

Supervised persons include:

1.	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions)

2.	Employees of the adviser

3.	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control

Access persons include any supervised person who:

●	Has access to nonpublic information regarding the portfolio holdings of any advisory client the adviser or its control affiliates manage

●	Is involved in making securities purchase or sales decisions for any advisory client the adviser or its control affiliates manage, or has access to information related to such decisions that is nonpublic

Note: Currently due to the size and structure of the Firm, all Supervised Persons are deemed Access Persons.

Family members. For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the accounts of their immediate family living in their household, including accounts in which the family member has a direct or indirect beneficial interest (such as a trust). Supervised Persons should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

4. Definitions

For Purposes of this Code of Ethics:

“Access Person” shall mean any supervised person who has access to nonpublic information regarding the portfolio holdings of any advisory client the adviser or its control affiliates manage and is involved in making securities purchase or sales decisions for any advisory client the adviser or its control affiliates manage or has access to information related to such decisions that is nonpublic.

“Federal Securities Laws” includes Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Family Members”: Refer to Section 3 above.

“Beneficial Owner” shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. You have “Beneficial Ownership” of a Reportable Security when you or a member of your “immediate family” living in the same household, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

●	Investment power or discretion with respect to a Reportable Security (the power or discretion to direct the purchase or sale of a Reportable Security); or
●	The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Domestic partner” means a person, 18 years of age or older, whom you are neither married nor related:

●	With whom you live in the same residence and intend to do so indefinitely; and
●	With whom you have an exclusive committed relationship.

“Reportable Fund” means any registered investment company (i.e., mutual fund or ETF) for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined by the Investment Company Act, or any mutual fund whose investment adviser controls or is under common control with the adviser.

“Reportable Security”/“Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act/Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open- end registered mutual funds, unless Leatherback acts as the investment adviser or principal underwriter for the fund or the investment adviser or principal underwriter for the fund controls Leatherback, is controlled by Leatherback, or is under common control with Leatherback; and (v) shares issued by unit investment trusts if the unit investment trust is invested exclusively in mutual funds, unless Leatherback acts as the investment adviser or principal underwriter for the unit investment trust or the investment adviser or principal underwriter for the unit investment trust controls Leatherback, is controlled by Leatherback, or is under common control with Leatherback.

Note: ETFs and closed-end funds ARE reportable securities.

“Reportable Account” is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed. These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in a Reportable Security.

Special Note: A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by Leatherback.

“Client” refers to any person or entity for which Leatherback manages investments or otherwise acts as investment adviser.

“Control” has the same meaning as in section 2(a)(9) of the Investment Company Act of 1940.

“Directly or Indirectly” refers to any transaction involving:

●	Any other securities of the same issuer; and
●	Any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

“Discretionary Account” means a Reportable Account over which:

●	You or a Family Member has no direct or indirect influence or control and
●	A person or entity not subject to the Code has sole investment power.

“Fund” means an investment company registered under the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Purchase or sale of a Reportable Security/Covered Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

“Automatic Investment/Dividend Reinvestment Plan” includes a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

5. Conflicts of Interest

Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client. Favoritism of one group of clients over another is prohibited under the Code. To address this conflict, Leatherback typically allocates investment opportunities within each strategy on a pro rata basis, based on each advisory client’s assets. Leatherback has policies and procedures in place for allocating investments to clients in a fair and equitable manner.

Competing with Client Trades. The Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Note: All Supervised Persons are required to complete a Conflicts of Interest Questionnaire initially upon commencement of employment and on an annual basis thereafter. On a quarterly basis, all Access Persons are required to complete the Personal Securities Transaction Report. See Forms in Exhibit B.

6. Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential. This applies to all advisory clients managed by Leatherback.

7. Protection of Material Nonpublic Information (i.e., Insider Trading)

As more fully discussed within our Privacy Policy, Supervised Persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information. Supervised Persons are also expected not to divulge information regarding Leatherback’s securities holdings and prospective holdings to any individual outside of the Firm, except

1.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);
2.	As necessary to maintain or service the advisory clients managed by Leatherback;
3.	As required by law.

Refer to Exhibit A for the Firm’s Insider Trading Policy.

8. Personal Trading

General Policy

Access Persons may maintain personal securities accounts provided any investing in any accounts in which the Access Person has a beneficial interest, including any accounts for any immediate family or household members, is consistent with Leatherback’s fiduciary duty to its clients and investors and all applicable regulatory requirements. In addition, each account must be managed in accordance with the personal trading and reporting guidelines as outlined below.

Single Access Person

As of the date of this Code of Ethics, the Firm has a single Access Person. Per 204A-1(d), a firm having only one Access Person is not required to submit reports to himself/herself or to obtain approval for investments in any security in an initial public offering or in a limited offering, if the Access Person maintain records of all holdings and transactions that the rule would otherwise require the Access Person to report.

For any personal transactions with respect to the Funds, the Access Person does submit emails to its compliance consultant acknowledging that he is not aware of any material, non-public information with regard to the ETF or its holdings that would negatively impact the price and that he is not aware of any pending significant liquidations of the ETF that would potentially negatively impact the price.

Under circumstances when the Firm has multiple Access Persons, the following policies and procedures regarding preclearance would apply.

Preclearance Requirements

Access Persons are prohibited from purchasing or selling any Reportable Securities or Reportable Funds unless pre-clearance for each such transaction is granted by the Chief Compliance Officer or his designee.

Access Persons who wish to transact in an initial public offering (“IPO”), private placement or Limited Offering (as defined in Section 4), must pre-clear with the Chief Compliance Officer (“CCO”).

For transactions by the CCO, another authorized member of the Firm will review and provide pre-approval if applicable.

Note: Access Persons are required to obtain pre-approval before acquiring ownership in a limited offering, but are not required to obtain pre-approval prior to limited offering redemptions, distributions, dividends, claw backs, and certain other transactions at the discretion of the Chief Compliance Officer.

Transactions not required to be pre-cleared or reported

You do not need to pre-clear or report transactions in securities that are not Reportable Securities. You do not need to pre-clear or report transactions in Managed Accounts.

Any employee wishing to transact in a security that requires pre-approval must submit a pre-clearance request via email communication to the CCO or his designee. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request. Pre-clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.

Generally, personal investment in names owned by Leatherback or its clients is prohibited. If an exception is requested by any employee or related person, the CCO will determine whether to approve the request on a case-by-case basis and will document the reasons for his decision. If the CCO approves such a request, extra care will be taken to ensure that the security is not traded within 5 days of Leatherback trading in the same name.

Access Persons are permitted to hold accounts over which a third-party manager exercises exclusive discretionary authority. Such accounts are subject to reporting requirements which are described below in the Discretionary Accounts section.

NOTE: Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are exempt from pre-clearance and reporting detailed below; however, DRIP investments should be reported on an annual basis in conjunction with the annual holdings report.

9. Restricted List

The Company may from time to time establish a Restricted Security List that includes all securities where the Company has, or is in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any securities listed on the Restricted Security List without the prior consent of the Chief Compliance Officer.

If any Access Person already holds a security that is on the Restricted Security list and has not received consent from the Chief Compliance Officer, such Access Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security list or has received permission to trade from the CCO. All Access Persons are responsible for knowing the contents of the Restricted Security list prior to effecting or soliciting a transaction in a security. Any Access Person who consults the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties.

10. Reporting Requirements

Discretionary Accounts

With respect to discretionary accounts (those in which you do not have the power or discretion to direct the purchase or sale of a Reportable Security), all Access Persons must:

●	Report the accounts on the Initial and Annual Holdings Report. Request approval to open any new discretionary accounts from the CCO. Transactions in the accounts need not be reported on Quarterly Access Person Certifications if an account has been reported to and approved by the CCO as a discretionary account.
●	Complete an annual certification attesting that you or your family member has had no discretion regarding any transaction made in the account and that the trustee or broker has made all investment decisions without informing you or your family member as to the transaction until after the transaction has been affected.

Holdings Reports

See Report Forms in Exhibit B

Initial Holdings Reports

Access Persons must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all non-discretionary accounts and the holdings of all securities in those accounts, along with the names of any broker-dealer or bank maintaining any discretionary accounts (as outlined above). The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

NOTE: Any new brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO.

Annual Holdings Reports

Access Persons must submit an Annual Holdings Report by January 30 of each year. The report must include a list of all non-discretionary accounts and the holdings of all securities in those accounts as of December 31, as well as the names of any broker-dealer or bank maintaining any discretionary accounts as outlined above.

NOTE: Holdings reports should include, at a minimum, the date of report, title and type of security, ticker symbol or CUSIP, number of shares, principal amount of each reportable security and the name of the broker, dealer or bank with whom the Access Person maintains an account in which Reportable Securities are held.

Quarterly Access Person Certifications

Access Persons must complete a Quarterly Access Person Certification or provide copies of all personal trading account statements within 30 days of quarter end. The certification requires that Access Persons report whether they had transactions in reportable securities during the quarter. If any such transactions are reported, statements or transaction reports showing all such transactions must be uploaded directly to the certification, unless statements have already been provided to the CCO. Statements or transaction reports are not required for transactions effected pursuant to an automatic investment/dividend reinvestment plan or transactions in discretionary accounts.

Leatherback’s quarterly certification also requires that Access Persons provide information about any accounts opened during the quarter, including the date the account was established, the broker/dealer or bank where the account is held, and a statement or transaction report from the account’s inception date through the end of the quarter.

Access Persons that do not maintain Reportable Accounts or transact in Reportable Securities are required to complete the Quarterly Reporting Form confirming they have had no activity.

NOTE: If duplicate statements are not provided, transaction reports submitted with the Quarterly Access Person Certification should, at a minimum, include the date of report, date of transaction, title of security, ticker symbol or CUSIP, interest rate and maturity date, number of shares, principal amount, nature of the transaction (buy/sell), transaction price, and the name of the broker, dealer or bank with whom the Access Person maintains an account in which reportable securities are held.

11. Review of Reportable Personal Security Transactions

Upon receipt of statements and transaction reports, the CCO, or designee, will review the transaction activity to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by Access Persons. Broker statements are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

12. Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Leatherback. Access Persons are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Access Persons must promptly report any violations of the Code of Ethics to the CCO.

Violations of the Code may result in disciplinary action. The disciplinary action may be whatever the CCO deems appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

13. Administration and Enforcement of the Code

Administration of the Code

The CCO will administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Supervised Persons and to prevent Code violations. Among other things, the CCO or a designee will review reports against preclearance requests, transaction confirmations and/or account statements on a quarterly basis and look for any violations of the Code or indications of insider trading.

Recordkeeping Policy

The following records shall be maintained for the required document retention period:

●	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, that has been in effect at any time during the last five years.
●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)
●	A copy of each report made pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, by an Access Person for at least 5 years after the end of the fiscal year in which the report is made.
●	Holdings and transaction reports made pursuant to the Code, including any brokerage account statements.
●	A list of the names of persons who currently, or within the past five years, were Access Persons.
●	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.
●	A record of any decisions and supporting reasons that grant access persons a waiver from or exception to the Code. Maintain for five years.
●	Copies of all reports regarding the annual review of the Code and a listing of any material violations. Maintain for five years.
●	A record of persons responsible for reviewing the access persons’ reports currently and during the previous five years.

Training and Education

Leatherback’s CCO of the Firm is responsible for training and educating Supervised Persons regarding the Code. Training will occur periodically and all Supervised Persons are required to attend any training and/or read all applicable materials.

Annual Review

On an annual basis, the CCO will review the provisions of this Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act and SEC interpretations thereof with respect to personal securities trading by access persons. Results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program. Such annual review shall:

●	Certify that procedures have been adopted to reasonably prevent violations of this Code.
●	Describe any issues arising under this Code or procedures of this Code or procedures and sanctions imposed in response to the material violations.
●	Identify any recommended changes in the existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

New Supervised Person Acknowledgement

New Supervised Persons must acknowledge they have read and understand and they must agree to comply with this Code of Ethics and Personal Trading Policy.

Annual Supervised Person and Amendment Acknowledgements

All Supervised Persons are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process. Amendments will be distributed via e-mail and again, an acknowledgement must be completed and returned to the CCO.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy please contact the CCO.

Michael J. Winter

mwinter@Leatherbackam.com

Exhibit A

Leatherback Asset Management, LLC

Insider Trading Policy and Procedures

All Supervised Persons of Leatherback are prohibited from trading, either personally or on behalf of others, including Leatherback’s advisory clients, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy extends to activities within and outside your duties at Leatherback.

You must read and retain this policy. Your questions regarding this policy should be referred to the Chief Compliance Officer. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this policy has occurred or is about to occur. The term “insider trading” generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communication of material nonpublic information to others. The law concerning insider trading is generally understood to prohibit:

•	Trading by an insider, while in possession of material nonpublic information, or
•	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or
•	Communicating material nonpublic information to others.

Who is an Insider?

The concept of “insider” is broad, and includes a company’s officers, directors, trustees and employees. A person can be a “temporary insider” if he enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Additionally, Leatherback may become a temporary insider of a company they advise or for which they perform other services. To be an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and the company’s relationship with an insider must at least imply such a duty.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. Moreover, advance reports of securities to be bought or sold by a large, influential institutional investor may be deemed material to an investment in those portfolio securities.

Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in regulated industries.

What is Nonpublic Information?

Information is nonpublic until it has been broadly distributed to the public market place. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been widely distributed.

Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

•	Civil injunctions
•	Treble damages
•	Disgorgement of profits
•	Jail sentences
•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, violations of this policy can be expected to result in serious sanctions by Leatherback, including dismissal of personnel.

Identifying Inside Information

Before any person covered by this policy executes any trade for himself or on the behalf of others, including Leatherback’s advisory clients, in the securities of a company about which the Supervised Person may have potential inside information, the following questions should be considered:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if the person has questions as to whether the information is material and nonpublic, the person should take the following steps before any trade is executed:

•	Report the matter immediately to the Chief Compliance Officer;
•	The securities should not be purchased or sold by the person or on behalf of others, including Leatherback’s advisory clients;
•	The information should not be communicated inside or outside Leatherback, other than to the Chief Compliance Officer; and
•	After the issue has been reviewed, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information. While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, an Supervised Person or other person subject to this Code becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to a portfolio manager, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your investors and the Company, you should contact the CCO immediately if you believe that you may have received material, non-public information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this policy should exercise particular caution any time they become aware of nonpublic information relating to tender offers.

Safeguards to Confidentiality

All associated persons should take the following steps to safeguard the confidentiality of inside information:

(a)	Do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings;
(b)	To the extent practicable, limit access to the Company’s offices where confidential information could be observed or overheard to Company associated persons with a business need for being in the area;
(c)	Avoid using speakerphones in areas where unauthorized persons may over hear conversations;
(d)	Where appropriate, maintain the confidentiality of investor identities by using code names or numbers for confidential projects;
(e)	Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use;
(f)	Destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws; and
(g)	Each analyst in his or her own file shall maintain a log of in-person, formal meetings with corporate officers of portfolio companies or prospective portfolio investments.

The CCO has overall responsibility for developing and maintaining policies and procedures for handling inside and proprietary information and the CCO shall be responsible for the implementation of these policies and procedures.

Exhibit B

Leatherback Asset Management, LLC

Initial Holdings Report

Name: ______________________________________

Signature: _______________________________ DATE: ________________________

1.	List the name of any broker, dealer or bank with which you maintain an account, in which any securities were held, as of __________ (no more than 45 days prior to when you became an access person).

Name of Account	Name of Broker-Dealer or Bank	Account Number

2.	List all Reportable Securities* as of ___________ (You may report this information by providing account statements and/or by listing the security information on the form below)

a.	I have Reportable Securities. YES or NO
b.	I have provided copies of all relevant account statements. YES or NO
c.	List additional Reportable Securities below.

List of Reportable Securities not included on Statements

Security Name	Type of Security (Private Equity, Public Equity, Bond, Other)	Ticker or CUSIP	# of Shares	Principal Amount	Date of Report

*If your Health Savings Accounts and/or Educational Savings Accounts contain Reportable Securities, the account(s) must be reported on your Initial/Annual Holdings Report and/or Quarterly Transactions Reports

Managed Accounts Disclosure

Supervised Person: ______________________________

Time Period Covered: ____________________

I have retained a trustee or third-party manager (the “Manager”) to manage certain accounts of mine. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Relationship to Manager (Independent Professional, Friend, Relative, etc.)

I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;
2.	If my control over the Accounts should change in anyway, I will immediately notify the Chief Compliance Officer in writing of such change and will provide any required information regarding holdings and transactions in the Accounts;
3.	I agree to provide reports of holdings and/or transaction (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Chief Compliance Officer;
4.	I did not suggest that the Manager make any particular purchases or sales of security for the Accounts during the period covered by this report;
5.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period covered by this report;
6.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period covered by this report; and
7.	I will contact the Chief Compliance Officer immediately in the event that a non-discretionary or fully managed account over which I have direct or indirect beneficial ownership is opened.

Yes     ☐                              No ☐

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the firm if such information becomes inaccurate in any way.

Signature: _______________________________________ Date: ____________________________

Leatherback Asset Management, LLC

Annual Holdings Report

Name: ______________________________________

Signature: _______________________________ DATE: ________________________

1.	List the name of any broker, dealer or bank with which you maintain an account, in which any securities were held as of year end.

Name of Account	Name of Broker-Dealer or Bank	Account Number

2.	Provide account statements for all Reportable Securities* as of _________

a.	I have Reportable Securities. YES or NO
b.	I have provided copies of all relevant account statements. YES or NO
c.	List additional Reportable Securities below that are not included on an account statement.

List of Reportable Securities not included on Statements

Security Name	Type of Security (Private Equity, Public Equity, Bond, Other)	Ticker or CUSIP	# of Shares	Principal Amount	Date of Report

*If your Health Savings Accounts and/or Educational Savings Accounts contain Reportable Securities, the account(s) must be reported on your Annual Holdings Report and/or Quarterly Transactions Reports

Leatherback Asset Management, LLC

QUARTERLY REPORTING FORM

For the Quarter Ended _________________

Name: ______________________________________

Signature: _______________________________ DATE: ________________________

This form is to be completed and returned to the CCO by the 30th calendar day following quarter-end.

1.	During the prior quarter, I had Reportable Securities* Transactions. YES or NO

2.	I have reported transaction information by providing account statements to the Firm. YES or NO

3.	I opened the following brokerage accounts during the quarter:

Name of Account	Date Account was Established	Name of Broker-Dealer or Bank	Account Number

List additional transaction in Reportable Securities below that are not included on an account statement.

Date of	Title of	Ticker	Interest	Number	Principal	Nature of	Transaction	Broker-
Transaction	Security	Symbol	Rate and	of Shares	Amount	Transaction	Price	Dealer or
		or CUSIP	Maturity			(Buy/Sell)		Bank
Date

*If your Health Savings Accounts and/or Educational Savings Accounts contain Reportable Securities, the account(s) must be reported on your Annual Holdings Report and/or Quarterly Transactions Reports.

Copies of trading account statements can be submitted in lieu of the certification.

Leatherback Asset Management, LLC

Conflicts of Interest Questionnaire

Section A.     OFFICER, DIRECTOR AND SIMILAR POSITIONS

Do you serve as an officer, director or in a similar capacity in any business, organization or entity?

____ Yes       ____ No

Section B.     FINANCIAL AND OTHER INTERESTS

Do you own any financial interest (e.g. common stock or other equity interests, including a general or limited partnership interest) in any enterprise, including vendors and suppliers of the Firm, which, to your knowledge, either competes with the Firm or has a business relationship with the Firm?

____ Yes       ____ No

Section C.     OUTSIDE BUSINESS ACTIVITIES / FIDUCIARY POSITIONS / AFFILIATIONS

Are you involved in any outside business activities for which you receive compensation, either directly or indirectly?

____ Yes       ____ No

Do you serve in any fiduciary positions (e.g. executorship, trusteeship, attorney-in-fact) outside of your employment at the Firm, other than on behalf of family members?

____ Yes       ____ No

Section D.     CREDITOR OR STOCKHOLDER COMMITTEES / PROXY CONTESTS

Do you serve on, or have you been involved in the formation of, any creditors or stockholders committees, or are you actively involved in a proxy contest?

____ Yes       ____ No

Section E.     ARBITRATION / LITIGATION

Are you involved in, or have you been involved with, any litigation, arbitration or administrative investigation or proceeding?

____ Yes       ____ No

Section F.     GIFTS

Have you given or received any gifts to/from a client, investor, vendor, broker-dealer or other service provider (other than promotional items) within the last year?

____ Yes       ____ No

Section G.     POLITICAL CONTRIBUTIONS

New Supervised Person: Have you made any US political contributions within the past 2 years?

____ Yes       ____ No

Existing Supervised Person: Have you made any political contributions within the past year?

____ Yes       ____ No

Section H.     SOCIAL MEDIA / INVESTMENT CLUBS

Do you participate in any investment clubs? ____ Yes    ____ No

Describe the details of the investment club, including frequency of meetings, type of information discussed and whether or not the club engages in any trading activities:

Are you a member of any social media sites? ____ Yes  ____ No

Do you advertise, market or conduct advisory business via social media sites? ____ Yes  ____ No

List the name of all social media sites in which you are a member:

Do you contribute to any investment related blogs? ____ Yes  ____ No

List the names of any investment blogs and describe the content of information contributed, if applicable: ____________________________

Section I.         DISCIPLINARY HISTORY

Have you ever been convicted of, or plead guilty or nolo contender (“no contest”) to:

●	A felony or misdemeanor involving:
o	Investment or an investment related business
o	Fraud, false statements or omissions
o	Wrongful taking of property
o	Bribery, forgery, counterfeiting or extortion

____ Yes       ____ No

●	Any other felony?

____ Yes       ____ No

Has any court or other judiciary body:

●	Ever enjoined you in connection with any investment-related activity?

____ Yes       ____ No

●	Ever found that you were involved in a violation of investment-related statutes or regulations?

____ Yes       ____ No

●	Ever found you liable in any proceeding involving an investment-related business or activity, fraud, false statements or omissions, embezzlement, theft, bribery, forgery, counterfeiting, extortion, or other dishonest or unethical practices?

____ Yes       ____ No

●	Ever dismissed, pursuant to a settlement agreement, any investment-related civil action brought against you by a state or foreign regulatory authority?

____ Yes       ____ No

Has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any self-regulatory organization or commodities exchange ever:

●	Found you to have made a false statement or omission?

____ Yes       ____ No

●	Found you to have been involved in a violation of its regulations or statutes?

____ Yes       ____ No

●	Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

____ Yes       ____ No

●	Imposed a civil monetary penalty on you, ordered you to cease and desist from any activity or otherwise disciplined you?

____ Yes       ____ No

Has any other federal regulatory agency, any state regulatory agency or any foreign financial regulatory authority:

●	Ever found you to have made a false statement or omission or been dishonest or unethical?

____ Yes       ____ No

●	Ever found you to have been involved in a violation of investment-related regulations or statutes?

____ Yes       ____ No

●	Ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

____ Yes       ____ No

●	Ever entered an order against you in connection with an investment-related activity?

____ Yes       ____ No

●	Ever denied, suspended or revoked your professional registration or license, prevented you from associating with an investment-related business or otherwise disciplined you by restricting your activities?

____ Yes       ____ No

Has any foreign government, court, regulatory agency, or exchange ever entered an order against you related to investments or fraud?

____ Yes       ____ No

Have you had a license or authorization to act as attorney, accountant or federal contractor revoked or suspended?

____ Yes       ____ No

Have you ever been an advisory affiliate of a securities firm that has been declared bankrupt, had a trustee appointed under the Securities Investor Protection Act, or had a direct payment procedure begun?

____ Yes       ____ No

Have you ever served as an officer or director of a company that, during such service, has become insolvent, filed a bankruptcy petition or been declared bankrupt?

____ Yes       ____ No

Section J.    MISCELLANEOUS

Do you have any other interest or association, or are you aware of any other circumstance involving you or a family member living in your household, which could reasonably be expected to present a conflict of interest or harm the reputation of the Firm?      ____ Yes       ____ No

If yes, please attach a complete explanation.

Supervised Person AFFIRMATION

I affirm that the above information is accurate and complete as of the date hereof. I understand that I am under an obligation during my employment with the Firm to obtain the approval of the Chief Compliance Officer prior to engaging in certain outside activities, investment and transactions, as more fully described in the Code of Ethics, and to advise the Firm if I become, or believe I may become, a participant in any litigation or arbitration. I also agree to advise the Chief Compliance Officer promptly if information herein changes or becomes inaccurate.

Supervised Person Name

Signature

Date

Additional Disclosure Information

Sections A, B and C

1.	Name of entity:

2.	Activities of entity:

3.	Position and Duties in connection with entity:

4.	Do you have a financial interest in the entity: ____ YES ____ NO

5.	Number of hours spent in connection with entity (per week, month quarter, etc.):

6.	Is this a not-for-profit organization?

7.	Compensation:

8.	Does any conflict of interest or circumstance that could reasonably be expected to create a conflict of interest exist between the Firm and this entity? ____ YES ____ NO
9.	Does this entity have a business relationship with the Firm? ____ YES ____ NO
10.	Does any material adverse information exist concerning this organization? ____ YES ____ NO
11.	Have you completed an Outside Business Activity Form for this relationship? ____ YES ____ NO

Section D

1.	Type of Committee: _____________________________________________________
2.	Target organization entity: ________________________________________________
3.	Activities of entity: _____________________________________________________
4.	Position and Duties in connection with entity: _________________________________
5.	Do you have a financial interest in the entity: ____ YES ____NO
6.	Does any conflict of interest or circumstance that could reasonably be expected to create a conflict of interest exist between the Firm and this entity? ____ YES ____NO
7.	Does any material adverse information exist concerning this organization? ____ YES ____NO

Section E – Provide CCO with detailed information about arbitration and litigation

Section F – Log gifts and entertainment in excess of threshold

Section G – Report political contributions on Political Contributions Disclosure Form

Section H – Provide CCO with detailed information about Investment Clubs and Social Media sites used to conduct advisory business

Section I and J – Provide supporting information for Yes answers

Receipt of the Code of Ethics and Personal Trading Policy

This form must be signed and returned to the Chief Compliance Officer.

This is to acknowledge my receipt of the Code of Ethics & Personal Trading Policy for Leatherback Asset Management, LLC dated ____________. I have had the opportunity to read the procedures and have had all my questions relating to these answered by the Chief Compliance Officer.

I also acknowledge my understanding of these procedures and that I will take all necessary steps to implement them into my daily activities immediately. I understand the severity of the requirements and also understand that failure to follow these will result in disciplinary sanctions being taken against me, up to and including termination.

I have disclosed any possible conflicts of interest that I am aware of to the Chief Compliance Officer and will provide the required reports as required.

Name

Signature	Date

Please check one:

Amendment to the Code of Ethics & Personal Trading Policy dated ___________

New Supervised Person with a start date of: _____________

Annual Acknowledgement